CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                                 MODENA 6, INC.





It is hereby certified that:

     1. The name of the corporation (hereinafter called the ("corporation") is MODENA 6, INC.

     2. The certificate of incorporation of the corporation is hereby amended by striking out Article "Fourth" thereof and by substituting in lieu of said Article the following new Article:

     Fourth: The total number of shares of stock which the corporation has authority to issue is One Hundred Million (100,000,000) shares of common stock with a par value of $.001 per share.

     3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.





Signed on December 2, 2003



                                                     /s/ John Fitzpatrick
                                                     ---------------------------
                                                         John Fitzpatrick
                                                         President